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                         SENIOR HOUSING PROPERTIES TRUST

                              ARTICLES OF AMENDMENT


     Senior Housing Properties Trust, a Maryland real estate investment trust (the "Trust"), hereby certifies to the State Department of Assessments and Taxation of Maryland that:

     FIRST: The Declaration of Trust of the Trust (the "Declaration") as currently in effect is hereby amended by deleting therefrom in its entirety existing Section 6.1 of Article VI, and inserting in lieu thereof, the following new Section 6.1 of Article VI:

          Section 6.1 AUTHORIZED SHARES. The beneficial interest of the Trust shall be divided into shares of beneficial interest (the "Shares"). The Trust has authority to issue 62,000,000 Shares, all of which are initially comprised of common shares of beneficial interest, $.01 par value per share ("Common Shares"). If shares of one class are classified or reclassified into shares of another class of shares pursuant to this Article VI, the number of authorized shares of the former class shall be automatically decreased and the number of shares of the latter class shall be automatically increased, in each case by the number of shares so classified or reclassified, so that the aggregate number of shares of beneficial interest of all classes that the Trust has authority to issue shall not be more than the total number of shares of beneficial interest set forth in the second sentence of this paragraph. The Board of Trustees, without any action by the shareholders of the Trust, may amend the Declaration of Trust from time to time to increase or decrease the aggregate number of Shares or the number of Shares of any class or series, including preferred shares of beneficial interest ("Preferred Shares"), that the Trust has authority to issue.

     SECOND: The foregoing amendment to the Declaration was duly approved by the Board of Trustees of the Trust in accordance with Section 8-203(a)(7) of the Maryland REIT Law and Article VI, Section 6.1 of the Declaration. No approval by the shareholders of the Trust is required by the Maryland REIT Law or the Declaration of the Trust.

     THIRD: The total number of shares of beneficial interest which the Trust had authority to issue immediately prior to this amendment was 50,000,000 common shares of beneficial interest, $.01 par value per share. The aggregate par value of all shares of beneficial interest having par value was $500,000.

     FOURTH: The total number of shares of beneficial interest which the Trust has authority to issue pursuant to the foregoing amendment is 62,000,000 shares of beneficial


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interest, $.01 par value per share. The aggregate par value of all authorized shares of beneficial interest having par value is $620,000.

     FIFTH: The undersigned President of the Trust acknowledges these Articles of Amendment to be the trust act of the Trust and, as to all matters or facts required to be verified under oath, the undersigned President acknowledges that to the best of his knowledge, information and belief, these matters and facts are true in all material respects and that this statement is made under the penalties of perjury.



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     IN WITNESS WHEREOF, the Trust has caused these Articles of Amendment to be executed under seal in its name and on its behalf by its President, and attested to by its Assistant Secretary, on this 13th day of February, 2002.

ATTEST:                                         SENIOR HOUSING PROPERTIES TRUST



/s/ Jennifer B. Clark                           By: /s/ David J. Hegarty (SEAL)
--------------------------------                    ---------------------
Jennifer B. Clark                                   David J. Hegarty
Assistant Secretary                                 President